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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                    WAVO CLOSES CIDERA DEAL FOR $14.5 MILLION

  SALE OF SATELLITE DIVISION TO CIDERA PROVIDES CAPITAL AND ADDITIONAL REVENUE

PHOENIX, AZ - OCTOBER 12, 2000 - WAVO Corporation (NASDAQ: WAVO) announced today that it has completed the transaction to sell its satellite delivery division to privately held Cidera, Inc. for $14.5 million. Terms of the deal include the sale of WAVO's FM and satellite network assets for $12 million in cash, $2.5 million in Cidera common stock and the assumption of certain liabilities. In addition, Cidera has entered into a $1.2 million, renewable service agreement with WAVO to utilize WAVO's MediaXpress service to provide Internet-based delivery for select Cidera customers.

               "We're delighted and are looking forward to helping Cidera support their rapidly expanding customer base," said Michael Coffin, President and COO of WAVO. "Our service agreement with Cidera represents approximately a 40% increase in our MediaXpress revenue base."

               43 of WAVO's Salt Lake City-based employees will transfer to Cidera at the time of closing.

               "The acquisition of this division will enable Cidera to provide our customers with enhanced delivery options and services," said Richard J. Hanna, Cidera President and Chief Executive Officer.

ABOUT WAVO

WAVO Corporation (Nasdaq: WAVO) is in the business of moving media. As an industry leading digital media services company, WAVO partners with the foremost providers of news, business data, consumer content and multimedia programming. WAVO provides value added content management and electronic commerce services to media providers over the Internet, delivering quality content to an information dependent society. WAVO's products include MediaXpress, the industry's leading solution for delivering real-time rich media and content to Web servers worldwide, and Virgin JamCast, an innovative Web service that delivers targeted high quality music directly to consumers without the wait times associated with traditional music downloading.
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ABOUT CIDERA

Cidera, Inc., the Internet Broadcast Backbone, is an international leader in the satellite delivery of broadband content to the edge of the Internet. Cidera uses innovative high-speed satellite technology designed to transport high-bandwidth data faster, more reliably, and more efficiently to ISPs and DSL and cable access providers. Cidera is expanding its international network infrastructure to improve the movement of Website content, streaming audio and video, live Webcasts, large databases and Usenet news over the Internet. Cidera serves more than 400 Points of Presence (POPs) in North America, Europe and Asia. Additional information can be found at www.cidera.com

Certain of the above statements regarding WAVO constitute forward - looking statements that involve risks and uncertainties. Actual results could differ materially from such forward-looking statements as a result of a variety of factors, including, but not limited to, timely development and acceptance of new products and services, including MediaXpress and VirginJamCast, technology changes, competitive developments, the success of relationships with third parties, our ability to maintain our listing with Nasdaq, and the risk factors described from time to time in WAVO's SEC filings.

(C) Copyright WAVO Corporation, 2000. All rights reserved. WAVO and MediaXpress are trademarks of Wavo Corporation. All other trademarks or service marks mentioned herein are those of WAVO Corporation or their respective owners.

CONTACT INFORMATION:

Elizabeth Perrine, Senior Vice President, Marketing
WAVO Corporation
602-522-7768
eperrine@wavo.com

Al Cunniff, Public Relations Manager
Cidera, Inc.
301-598-0500, x 4424
albert@cidera.com